EXHIBIT 10.2
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
April 29, 2010
Mr. James A. Krantz
3A Fairylands Road
Pembroke HM06 Bermuda
Dear Jim:
          This letter agreement (“Letter Agreement”) will confirm the agreements reached between Platinum Underwriters Holdings, Ltd. (the “Company”) and you regarding your retirement from and the termination of your employment with the Company, and your entering into a consulting agreement dated the date hereof (the “Consulting Agreement”) with the Company’s wholly owned subsidiary Platinum Administrative Services, Inc. (“PASI”), in the form attached as Exhibit A hereto. The Company and you agree as follows:
          1. Retirement and Termination of Employment Relationship.
          You will retire, and your employment with the Company will terminate, effective August 10, 2010 (the “Retirement Date”), and you will resign as Chief Financial Officer on May 31, 2010, as Executive Vice President on August 10, 2010 and from all other positions with the Company and any affiliate of the Company as of the date requested by the Company but no later than the Retirement Date.
          2. Transition Period.
               (a) Transition Period. This Letter Agreement will govern and apply during the period from the date hereof through the Retirement Date (the “Transition Period”) and subsequent periods as provided herein, and supersedes the Employment Agreement dated June 1, 2007 between you and the Company (the “Employment Agreement”), which is hereby terminated with no further force and effect. Without limiting the generality of the foregoing, (i) your retirement and the termination of your employment pursuant hereto on the Retirement Date will in no event be treated as a termination without “Cause,” termination for “Cause” or a resignation for “Good Reason” under the Employment Agreement, this Letter Agreement, any Company plan or any award agreement to which you are a party, and (ii) after the date hereof, you will have no right under the Employment Agreement, this Letter Agreement, any Company plan or any award agreement to which you are a party to resign for “Good Reason” as defined therein.

               (b) Assistance. During the Transition Period, you will continue to perform your duties and responsibilities as Chief Financial Officer until May 31, 2010 and as Executive Vice President until the Retirement Date, and you will assist in the transition of your duties and responsibilities to the new Executive Vice President and Chief Financial Officer.
               (c) Salary. During the Transition Period, the Company will continue to pay you a base salary at the annual rate of $425,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.
               (d) Housing and Car Allowance. The Company will continue to pay you a housing allowance of $24,000 per month and a car allowance of $700 per month from the date hereof through July 31, 2010.
               (e) Employee Benefits and Perquisites. During the Transition Period, you and your eligible dependents will continue to be eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to senior executives of the Company, subject to the terms and conditions of such plans, arrangements and perquisites. The Company’s Board of Directors reserves the right to amend or terminate any employee benefit plan, arrangement or perquisite at any time and to adopt any new plan, arrangement or perquisite.
               (f) Business Expenses. During the Transition Period, the Company will continue to reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with the Company’s policy for senior executives as in effect from time to time.
               (g) Termination Without Cause During the Transition Period. If during the Transition Period your employment is terminated by the Company without “Cause” (as defined below), the Consulting Agreement will terminate and be of no force and effect, and you will be entitled to receive a lump sum cash payment equal to the sum of (i) one year’s Base Salary and Target Bonus, and (ii) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s otherwise applicable employee benefit plans or programs) accrued and owing through the date of termination, subject to Sections 5 and 9 hereof.
               (h) Other Termination During the Transition Period. If during the Transition Period your employment is terminated for any reason other than a termination by the Company without “Cause,” the Consulting Agreement will terminate and be of no force and effect and you will not be entitled to any payments under this Section 2 other than any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s otherwise applicable employee benefit plans or programs) accrued and owing through the date of termination.
               (i) Definition of Cause. For purposes of this Letter Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties and responsibilities hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or its subsidiaries, or other willful act that materially damages the reputation of the Company or its subsidiaries, or (iv) your breach of any of the provisions of Section 8 hereof in any material respect during the Transition Period.
          3. Separation Payments and Benefits.
               (a) Severance. You will not be entitled to any severance under the Employment Agreement or under any other agreement or plan of the Company upon your retirement and the termination of your employment on the Retirement Date.
               (b) Prorated Bonus. Provided that you continue to be employed through the Retirement Date and you have executed on August 1, 2010 and have not thereafter revoked the Release, as defined below, you will be paid your 2010 target bonus prorated through the Retirement Date, which amounts to $258,493, on August 10, 2010, subject to Section 9 hereof. No other bonuses or incentive compensation awards will be granted to you by the Company or any of its subsidiaries after the date hereof.
               (c) Relocation. The Company will reimburse you for documented expenses of relocating to California up to $50,000 provided that (i) you continue to be employed through the Retirement Date, or (ii) your employment is terminated by the Company without Cause during the Transition Period.
               (d) Other Payments and Benefits. You will be paid any unpaid Base Salary and any unreimbursed expenses as of the Retirement Date under the Company’s expense reimbursement policy, payable within thirty (30) days after the Retirement Date. In addition, you will be entitled to receive from the Company a lump-sum cash payment in respect of your accrued and unused vacation time as of the Retirement Date, payable within thirty (30) days after the Retirement Date. As of the date hereof, you have eighteen (18) days of accrued and unused vacation time. Except as specifically provided herein, this Letter Agreement shall have no effect on your rights after the date hereof to payments or other benefits due to you pursuant to the terms of any employee benefit plan, program or arrangement of the Company.
          4. Outstanding Equity Awards.
               (a) EIP Awards. You are a party to EIP Share Unit Award Agreements with the Company dated as of February 21, 2008, February 23, 2009 and February 22, 2010. Pursuant to Section 4(b)(iii) thereof, and provided that you continue to be employed through the Retirement Date, you will receive a prorated payment of each such award, based upon the period of your service with the Company and the performance levels achieved by the Company for the performance cycle applicable to such award as of the end of the fiscal quarter following the Retirement Date, as determined in good faith by the Company’s Compensation Committee. Such amounts will be paid after February 10, 2011 and on or prior to February 28, 2011, subject to Sections 5 and 9 hereof. In the event that you are not employed by the Company through the Retirement Date, your rights under the EIP Share Unit Award Agreements shall be determined in accordance with the terms of such EIP Share Unit Award Agreements.

               (b) Time-Based Share Unit Awards. You are a party to Time-Based Share Unit Award Agreements with the Company dated as of August 1, 2006, May 30, 2007 and February 21, 2008. Any portion of any such award that is not vested on the Retirement Date will be forfeited in accordance with the terms thereof.
               (c) Share Options. You are a party to Nonqualified Share Option Agreements with the Company executed as of March 3, 2003, February 24, 2005, August 1, 2006, May 30, 2007 and February 21, 2008. Any options granted pursuant thereto that are not vested on the Retirement Date will be forfeited in accordance with the terms thereof. In addition, any unexercised options granted pursuant thereto that have become vested prior to the Retirement Date will remain exercisable until the expiration of forty-five (45) days following the Retirement Date, and if not so exercised such vested options will terminate.
               (d) Restricted Shares. You are a party to a Restricted Share Award Agreement dated as of July 24, 2008. Any restricted shares granted pursuant thereto that are not vested on the Retirement Date will be forfeited in accordance with the terms thereof.
               (e) Other Equity Awards. No new equity awards will be granted to you by the Company or any of its subsidiaries after the date hereof.
          5. Waiver, Release and Agreement.
          The receipt of the payments and benefits provided to you under this Letter Agreement will be conditioned upon the execution and non-revocation by you thereafter of the Full and Complete Waiver, Release and Agreement in the form attached as Exhibit B hereto (the “Release”). If the Release is not executed, valid and irrevocable prior to August 10, 2010, then any unpaid amounts due under Sections 2(g), 3 or 4(a) hereof shall be forfeited, provided that all other terms and conditions of this Letter Agreement will remain in full force and effect.
          6. Consulting Agreement.
          Simultaneously with the execution and delivery of this Letter Agreement, the Consulting Agreement is being executed and delivered by the parties thereto.
          7. Miscellaneous Provisions.
               (a) Withholding of Taxes. All payments or benefits required to be provided by the Company to you under this Letter Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.
               (b) Entire Agreement. This Letter Agreement, the Release, the Consulting Agreement and the Employment Agreement as modified hereby constitute the entire agreement among the Company, PASI and you with respect to the subject matter hereof and, except as specifically provided herein or therein, supersede any and all prior agreements and understandings among you, the Company, PASI or any of their subsidiaries or affiliates with respect to the subject matter hereof, whether written or oral. Any amendment or termination of this Letter Agreement must be in writing and signed by you and the Company.

               (c) Counterparts. This Letter Agreement may be executed in any number of counterparts which together shall constitute but one agreement.
               (d) Assignment. This Letter Agreement shall be binding on and inure to the benefit of the Company’s successors and permitted assigns and, in your case, your estate, heirs and legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by you without the prior written consent of the Company, and may not be assigned by the Company without your prior written consent.
               (e) Dispute Resolution. All disputes arising under or related to this Letter Agreement shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party.
               (f) Notices. All notices under this Letter Agreement shall be in writing and shall be deemed effective (i) when delivered in person, (ii) five (5) days after deposit thereof in the mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice, or (iii) upon confirmed receipt of a facsimile or an electronic transmission. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:
          You, to:
The address maintained in the Company’s records
          The Company, to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Michael E. Lombardozzi
                   Executive Vice President, General Counsel
                   and Chief Administrative Officer
Facsimile: 441-295-4605
Email: mlombardozzi@platinumre.com

          With a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Attention: Linda E. Ransom
Facsimile: 212-259-6333
Email: lransom@dl.com
               (g) Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.
               (h) Headings. The headings in this Letter Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Letter Agreement.
               (i) Severability. If any provision of this Letter Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and the Company agree that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Letter Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).
               (j) Acknowledgement. You acknowledge that the Company has advised you to seek and have the services and advice of legal counsel in reviewing and understanding this Letter Agreement and the Release prior to executing same, and that you have had the opportunity to obtain such services and advice in reviewing and understanding this Letter Agreement and the Release prior to such execution. You further acknowledge that the Release contained herein is intended to be legally binding and to cancel any and all of your rights against the Company, and that you fully understand this Letter Agreement and the Release and the legal effect thereof.
               (k) Bermuda Department of Immigration. The Company is required to notify the Bermuda Department of Immigration of the change in your employment status on May 31, 2010 and on the Retirement Date. You are required to return your Bermuda work permit to the Company on the Retirement Date and, following the Retirement Date, your work permit becomes invalid immediately. In accordance with the regulations of the Bermuda Department of Immigration, you will have two weeks following the Retirement Date to leave Bermuda.
          8. Restrictive Covenants.
               (a) Nondisclosure of Confidential Information. You acknowledge that during the course of your performance of services as an employee of the Company and as a consultant to PASI you have had and will have access to and knowledge of certain information that the Company considers confidential, and the release of such information to unauthorized persons would be detrimental to the Company. As a consequence, you hereby agree and acknowledge that you owe a duty to the Company not to disclose or use, and agree that during and after your performance of services for the Company and PASI you will not disclose or use, any Confidential Information (as hereinafter defined), except (i) as may be necessary or appropriate to perform services for the Company or PASI, provided your are acting in good faith and in their best interests, or (ii) with the prior written consent of the Company or PASI. You will return to the Company all Confidential Information in your possession or under your control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if this Letter Agreement or the Consulting Agreement is terminated, and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s business and services, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises you should be treated as confidential information, but shall not include (i) information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company, or (ii) information that is required to be disclosed by law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.
               (b) Non-Competition. During the period from the date hereof and continuing through February 28, 2011, you shall not, without the prior written consent of the Company, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than two percent (2%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in or be connected in any manner with, (i) any reinsurance business, or (ii) any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance.
               (c) Non-Solicitation and Non-Hire. During the period from the date hereof and continuing through November 10, 2011, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, hire or cause to be solicited or hired by an enterprise with which you may ultimately become associated, any employee of the Company or any of its subsidiaries or affiliates whose annual compensation exceeds $100,000.
               (d) Enforcement. You acknowledge and agree that the provisions of this Section 8 are reasonable and necessary for the successful operation of the Company. You further acknowledge that if you breach any provision of this Section 8, the Company may suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages. If any provision of this Section 8 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 8 are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Section 8 (or any portion thereof). For purposes of the restrictions of this Section 8, references to the “Company” shall include its affiliates. The provisions of this Section 8 shall be applicable and shall survive for the time periods specified herein without regard to the termination of this Letter Agreement.
          9. Section 409A.
     (a) Subject to Section 5 hereof, any payments under Sections 2(g), 3 and 4(a) hereof that are considered Deferred Compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), other than any payment governed by a separate award agreement, shall be made on the date that is sixty (60) days immediately following the date that you experience a Separation from Service from the Company. Notwithstanding the foregoing, if you are a Specified Employee (as defined under Section 409A of the Code) at the time of such Separation from Service, any payments under this Letter Agreement that are considered Deferred Compensation that would be made within the six-month period immediately following the Separation from Service shall instead be made on the first business day following the date that is six months following such Separation from Service (or upon your death, if earlier).
     (b) All reimbursements and in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in this Letter Agreement), and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     (c) To the extent applicable, it is intended that this Letter Agreement shall comply with the provisions of Section 409A of the Code. This Letter Agreement shall be construed and applied in a manner consistent with this intent.

          If this Letter Agreement correctly reflects your understanding, please sign and return one copy to the Company for the Company’s records.

Platinum Underwriters Holdings, Ltd.
By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	President and Chief Executive Officer

          The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first written above.

/s/ James A. Krantz
James A. Krantz

EXHIBIT A
CONSULTING AGREEMENT
          THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 29th day of April, 2010, by and between Platinum Administrative Services, Inc., a Delaware corporation (the “Company”) and James A. Krantz (the “Consultant”).
          WHEREAS, the Consultant is currently employed by the Company as its Executive Vice President and Chief Financial Officer;
          WHEREAS, the Consultant is a party to an employment agreement with Platinum Underwriters Holdings, Ltd., a Bermuda company (“Platinum”), dated June 1, 2007 (the “Employment Agreement”);
          WHEREAS, Platinum and the Consultant have mutually agreed that the Consultant shall retire and his employment with Platinum shall terminate effective August 10, 2010 pursuant to a letter agreement dated the date hereof (the “Letter Agreement”); and
          WHEREAS, the Company desires to retain the Consultant to perform consulting services after the termination of his employment with Platinum, and the Consultant wishes to perform such consulting services, under the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the obligations and agreements contained herein, the Company and the Consultant hereby agree as follows:
          1. Consulting Services; Consulting Period.
          The Consultant agrees to be available to provide up to 250 hours of consulting services regarding accounting policy and interpretation, U.S. and Irish tax issues, financial reporting processes of the Company and its affiliates and general matters of a financial nature, at the request and direction of the President of the Company or upon his delegated authority (the “Consulting Services”) from August 11, 2010 through February 28, 2011, subject to Section 5 hereof (the “Consulting Period”). The Consultant acknowledges that he may be required by the Company to travel to New York or Bermuda up to three times during the Consulting Period to perform the Consulting Services, with each trip having a duration of not more than five (5) days.
          2. Consulting Fees.
          The Company shall pay the Consultant for the performance of the Consulting Services an amount equal to $200,000, prorated in the event of early termination pursuant to Section 5 hereof (the “Consulting Fees”), payable in three equal installments on or prior to September 30, 2010, December 31, 2010 and February 28, 2011.
          3. Status.
          The Consultant acknowledges and agrees that his status at all times during his performance of Consulting Services hereunder shall be that of an independent contractor, and not as an employee or deemed employee of the Company or any of its affiliates. The parties hereto acknowledge and agree that the Consulting Fees paid to the Consultant during the Consulting Period shall represent fees for his services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose. The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such Consulting Fees, and specifically agrees that the determination of any tax liability or other consequences of the payment of such Consulting Fees is his sole and complete responsibility and that he will pay all federal, state and local taxes assessed on such payments. The Consultant acknowledges that, except as specifically provided in this Agreement or in the Letter Agreement, he will not be eligible for any benefits provided to employees of the Company or any of its affiliates.
          4. Expenses.
          The Company shall reimburse the Consultant for reasonable expenses incurred by the Consultant in the performance of the Consulting Services, provided that the Consultant obtains the prior approval of the President of the Company to the incurrence of such expense and furnishes documentation of such expenses to the Company in accordance with the Company’s expense reimbursement policy.
          5. Termination.
          This Agreement may be terminated by the Company or the Consultant at any time upon ninety (90) days’ prior written notice to the other party. This Agreement shall automatically terminate upon the death or Disability (as defined below) of the Consultant. In the event that the Consultant breaches any provision of Section 8 of the Letter Agreement, the Company may terminate this Agreement without notice to the Consultant. All rights and obligations of the parties hereunder will expire upon termination of this Agreement, except for any payment obligations of the Company for Consulting Services performed or expenses incurred pursuant to this Agreement by the Consultant prior to the effective date of the termination of this Agreement. In the event that (i) the Consultant does not execute the Full and Complete Waiver, Release and Agreement attached to Letter Agreement on August 10, 2010 (the “Release”) or thereafter revokes the Release, or (ii) the Consultant’s employment with Platinum is terminated prior to August 10, 2010, then this Agreement shall be null and void with no force or effect whatsoever. For purposes of this Section 5, “Disability” shall mean that the Consultant has been rendered unable to perform the Consulting Services by reason of any medically determined physical or mental impairment that can be expected to result in death or to last for a period of three or more consecutive months from the first date of the

Consultant’s inability to perform the Consulting Services due to the disability, as determined by the Company in its sole discretion.
          6. Section 409A.
               (a) Any payments under Section 2 hereof that are considered Deferred Compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), other than any payment governed by a separate award agreement, shall be made on the date that is sixty (60) days immediately following the date that the Consultant experiences a Separation from Service from the Company (as defined under Section 409A of the Code). Notwithstanding the foregoing, if the Consultant is a Specified Employee (as defined under Section 409A of the Code) at the time of such Separation from Service, any payments under this Agreement that are considered Deferred Compensation that would be made within the six-month period immediately following the Separation from Service shall instead be made on the first business day following the date that is six months following such Separation from Service (or upon the Consultant’s death, if earlier).
               (b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in this Agreement), and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
               (c) To the extent applicable, it is intended that this Agreement shall comply with the provisions of Section 409A of the Code. This Agreement shall be construed and applied in a manner consistent with this intent.
          7. Miscellaneous Provisions.
               (a) Entire Agreement. This Agreement, the Letter Agreement, the Release and the Employment Agreement as modified by the Letter Agreement constitute the entire agreement among the Consultant, the Company and Platinum with respect to the subject matter hereof and, except as specifically provided herein or therein, supersede any and all prior agreements and understandings among the Consultant, the Company, Platinum or any of their subsidiaries or affiliates with respect to the subject matter hereof, whether written or oral. Any amendment or termination of this Agreement must be in writing and signed by the Consultant and the Company.
               (b) Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute but one agreement.

               (c) Assignment. This Agreement shall be binding on and inure to the benefit of the Company’s successors and permitted assigns and the Consultant’s estate, heirs and legal representatives. Other than as provided herein, the rights and obligations described in this Agreement may not be assigned by the Consultant without the prior written consent of the Company, and may not be assigned by the Company without the Consultant’s prior written consent.
               (d) Dispute Resolution. All disputes arising under or related to this Agreement shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party.
               (e) Notices. All notices under this Agreement shall be in writing and shall be deemed effective (i) when delivered in person, (ii) five (5) days after deposit thereof in the mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice, or (iii) upon confirmed receipt of a facsimile or an electronic transmission. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:
The Consultant, to:
Mr. James A. Krantz
409 N. Pacific Coast Highway #241
Redondo Beach, California 90277
Email: krantzja@msn.com
The Company, to:
Platinum Administrative Services, Inc.
2 World Financial Center
225 Liberty Street
Suite 2300
New York, New York 10281-1008
Attention: Michael E. Lombardozzi
                    President
Facsimile: 212-238-9466
Email: mlombardozzi@platinumre.com

With a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Attention: Linda E. Ransom
Facsimile: 212-259-6333
Email: lransom@dl.com
               (f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.
               (g) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
               (h) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, the Consultant and the Company agree that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).
               IN WITNESS WHEREOF, the Consultant and the duly authorized representative of the Company have signed this Agreement as of the date first above written.

Platinum Administrative Services, Inc.
By:	/s/ Michael E. Lombardozzi
	Name:	Michael E. Lombardozzi
	Title:	President

Consultant
/s/ James A. Krantz
James A. Krantz

EXHIBIT B
FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT
(this “Release”)
     I, James A. Krantz, in consideration of the benefits (the “Benefits”) provided in my letter agreement with Platinum Underwriters Holdings, Ltd., dated April 29, 2010 (the “Letter Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., and its subsidiaries, affiliates, predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Released Claims”). I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding affect any claims not now known by me to exist. This Release does not purport to waive (i) claims arising under these laws after the date of this Release or any claims for breach of this Release, (ii) claims relating to post-termination benefits provided under the terms of the Letter Agreement or (iii) any claims to post-termination benefits under the terms of any employee benefit plan of the Companies.
     I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory,

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monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
     I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
     1. This Release is in exchange for the Benefits, to which I would otherwise not be entitled;
     2. I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;
     3. I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;
     4. I have seven (7) days following my signature of this Release to revoke it; and
     5. This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.
     If I choose to revoke this Release, I must do so by notifying Platinum Underwriters Holdings, Ltd. in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: Michael E. Lombardozzi
                    Executive Vice President, General Counsel
                    and Chief Administrative Officer
Fax: 441-295-4605

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with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Linda E. Ransom
Fax: 212-259-6333
     This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

James A. Krantz
Dated: August 1, 2010

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